Exhibit 99.1

NEWS RELEASE

RIVIERA RESOURCES ANNOUNCES CASH DISTRIBUTION OF $1.35 PER SHARE; CLOSES THE SALE OF BLUE MOUNTAIN MIDSTREAM LLC, AND CERTAIN INTERESTS IN UPSTREAM ASSETS; BOARD APPROVAL OF PLAN OF DISSOLUTION; AND LEADERSHIP CHANGES

HOUSTON, October 13, 2020 – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) announces the following:

•	The Riviera Board of Directors (the “Board”) has approved a cash distribution of $1.35 per share

•	The Company closed the following sales:

•	Blue Mountain Midstream LLC (“Blue Mountain”) for net proceeds of approximately $111 million

•	Remaining North Louisiana assets for net proceeds of approximately $22 million

•	Interests in certain properties located in the Anadarko Basin in Oklahoma for net proceeds of approximately $13 million

•	The Board has approved the dissolution, winding up and liquidation of the Company, and adopted a Plan of Liquidation and Distribution (the “Plan of Liquidation”)

•	The Company will make changes in leadership in connection with the Plan of Liquidation

Cash Distribution

The Company’s Board has approved a cash distribution to shareholders of $1.35 per share, funded with its cash on hand. The distribution is payable on or around October 27, 2020 to all shareholders of record as of the close of business on October 23, 2020. The Company currently expects that the cash distribution should not constitute a taxable dividend for U.S. federal and state income tax purposes. Rather, the cash distribution would generally constitute a non-taxable return of capital, and a reduction to the tax basis of each recipient’s ownership interest in the Company, with any amount exceeding the holder’s basis subject to capital gain treatment.

The $1.35 per share distribution represented approximately 70% of the closing price per share on October 12, 2020, the last trading day before this announcement. Therefore, the ex-dividend date for the cash distribution is expected to be October 28, 2020, the first trading day following the payment date. Shareholders of record on the record date who sell their shares prior to the ex-dividend date will not be entitled to, and will also sell their right to, receive the cash distribution. As of October 12, 2020, there were 58,170,727 shares outstanding of the Company’s common stock eligible to receive distributions1. Based on the $1.35 per share distribution, the aggregate cash amount of the distribution is expected to be approximately $79 million.

Blue Mountain and Upstream Asset Sales Update

On October 8, 2020, the Company closed on the previously announced Blue Mountain sale in an all cash transaction with net proceeds of approximately $111 million after closing adjustments and transaction costs. Proceeds from the sale were used to repay the total outstanding borrowings of $80 million under Blue Mountain’s credit facility. Following repayment in full of all liabilities, including the Blue Mountain credit facility, the remaining sale proceeds were added to cash on Riviera’s balance sheet, and will be used, in part, to fund the cash distribution of $1.35 per share. With the closing of the transaction, the Company has completely exited the midstream business.

In addition, the Company closed the previously announced sales of its interest in properties located in North Louisiana in September 2020, and interests in certain properties located in the Anadarko Basin in October 2020, for combined proceeds of approximately $35 million. The Company has also previously announced plans to sell its remaining upstream assets, primarily located in the Mid-Continent region, with plans to close in the fourth quarter of 2020.

[1]

Share count includes 263,118 restricted stock units of the Company either granted or designated for issuance to certain employees (the “Riviera RSUs”) that vested with the completed sale of Blue Mountain Midstream LLC, which (in combination with the sales of upstream assets) constituted a Change of Control under the Riviera Resources, Inc. 2018 Omnibus Incentive Plan.

Dissolution Plans

On October 12, 2020, the Board approved the dissolution, winding up and liquidation of the Company, and adopted a Plan of Liquidation. Also on October 12, 2020, the required percentage of the Company’s shareholders approved, in accordance with the bylaws of the Company, the Plan of Liquidation.

Pursuant to the Plan of Liquidation, the Company will have to pay or provide for the following items:

i.	All claims and obligations known to it,

ii.	Any claim which is the subject of a pending action, suit or proceeding to which it is a party,

iii.	Claims that have not been known to it but are likely to arise within ten (10) years after the date of dissolution,

iv.	Any obligations, to the extent owed, to the Company’s existing creditors, after providing for (i) through (iii)

After providing for the items above, the Company will distribute any remaining assets, which the Company currently expects to be between $0 and $40 million, to the Company shareholders in accordance with the Company’s Certificate of Incorporation, as amended.

The Plan of Liquidation also provides that the Company will make applicable filings and take such other actions as are found to be appropriate to carry out the Plan of Liquidation. The Company intends to file a certificate of dissolution with the State of Delaware, at which time the Company’s transfer books and records will be closed and the Company’s common stock will cease trading on the OTCQX Market, no later than the close of business on December 31, 2020. After such time, the Company intends to file with the SEC a Certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act (the “Deregistration”).

Management Changes

In connection with the plan of dissolution, James G. Frew will resign as Executive Vice President and Chief Financial Officer of the Company effective October 23, 2020. Darren Schluter, who is currently the Company’s Executive Vice President of Finance and Administration and Chief Accounting Officer will replace Mr. Frew upon his departure.

In addition, Daniel Furbee, Executive Vice President and Chief Operating Officer of the Company, plans to depart at or prior to the planned closing of the sale of the remaining upstream assets in the fourth quarter of 2020. Mr. Frew’s and Mr. Furbee’s decisions to resign as Officers of the Company was not the result of any disagreement with the Company on any matter relating to the operations, internal controls, policies or practices of the Company.

“We are very pleased to announce the appointment of Darren Schluter as Executive Vice President and Chief Financial Officer of the Company,” said David Rottino, President and Chief Executive Officer of Riviera. “He brings a wealth of knowledge and experience and will enhance our efforts to keep the shareholders’ best interests in mind as we wind up the Company. I would also like to thank Jim, Dan, and all the Company’s employees who will be moving on. Their leadership and contributions were significant, especially given the difficult market environment.”

Board Changes

Thanasi Skafidas who in his capacity as an employee of York Capital Management (“York”), served as a member of the Company’s Board, the Audit Committee, and the Compensation Committee of the Board, has resigned from the Board, and Win Rollins, who in his capacity as an employee of Elliott Management Corporation (“Elliott”), served as a member of the Company’s Board, and the Compensation Committee of the Board, has resigned from the Board, each effective October 12, 2020. Mr. Skafidas and Mr. Rollins resignations were not the result of any disagreement with the Company on any matter relating to the operations, internal controls, policies or practices of the Company.

The Board does not intend to select members to replace Mr. Skafidas and Mr. Rollins, as permitted by the Company’s bylaws, the Board plans to approve a decrease in the number of authorized directorships of the Board from five members to three members following the effective date.

David Rottino, Chief Executive Officer of Riviera, said: “On behalf of the Board, I would like to thank Thanasi and Win for all of the insights and support they have provided to both myself and the Company during their tenure as members of the Board.”

Distributions to Shareholders

As a C corporation, distributions to common shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% maximum federal income tax rate, inclusive of the 3.8% Medicare tax rate applicable to net investment income. Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends. Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder’s adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder’s adjusted tax basis in the Company’s stock. As of October 8, 2020, the Company estimates it will have zero current and accumulated earnings and profits for the tax year ended December 31, 2020. An updated estimate of Riviera’s E&P will be provided in connection with publishing Form 8937 (which publication will occur within 45 days of the Distribution).

With the expected elimination of any current and accumulated earnings and profits, the Company reasonably estimates that a cash distribution should not constitute a taxable dividend for U.S. federal income tax purposes. Rather, a cash distribution would generally constitute non-taxable return of capital, and a reduction to the tax basis of each recipient’s ownership interest in the Company, with any amount exceeding the holder’s basis subject to capital gain treatment.

Under the Foreign Investment in Real Property Tax Act, non-U.S. persons who hold (or have held, during a certain measuring period) more than 5% of the Company’s stock will be subject to withholding at a 15% rate on the full amount of the distribution. We have asked certain of our large, identifiable holders to certify that they are not subject to withholding under these rules or otherwise made withholding arrangements with such holders. We have not otherwise identified any additional non-U.S. 5% shareholders and do not intend to directly withhold from the distribution to any other holders on the basis of that diligence. However, while withholding under these rules is, under our circumstances, generally performed directly by the distributing company (to the extent withholding is necessary), we cannot guarantee that no intermediary will withhold from the distribution to the extent a particular beneficial holder is unable to demonstrate to the satisfaction of such intermediary that they are not subject to withholding under these rules.

Information regarding tax matters in this press release is for general information purposes only and does not constitute tax advice. Shareholders should consult with their tax advisors as to the specific U.S. federal and state, and non-U.S. tax consequences to such holder related to a return of capital distribution.

Forward-Looking Statements

Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. These statements include, among others, statements regarding the return of capital to shareholders, estimates of accumulated earnings and profits, our financial position, business strategy and other plans and objectives for future operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

CONTACT:

Investor Relations

(281) 840-4168

IR@RVRAresources.com